Exhibit 1

SUPPLEMENTAL AGREEMENT TO LOAN AGREEMENT

This Supplemental Agreement to Loan Agreement (this “Agreement”) is made on November 8, 2018 by and among:

(1)	Champion Shine Trading Limited (凯耀贸易有限公司), a company incorporated under the laws of the British Virgin Islands (the “Borrower”);

(2)	Alpha Mezzanine Investment Limited, a company incorporated under the laws of the British Virgin Islands (the “Lender”);

(3)	ZHU Zhengdong (朱正东), a citizen of the People’s Republic of China with the PRC Passport No. 54090493 and the sole shareholder of the Borrower (a “Founder”); and

(4)	YIN Baohong (殷保红), a citizen of the People’s Republic of China with the PRC Passport No. G32966253 and the spouse of ZHU Zhengdong (a “Founder”, and jointly with ZHU Zhengdong, the “Founders”).

All the parties hereto are referred to herein collectively as the “Parties” and each a “Party”.

WHEREAS:

1.

The Borrower, the Lender and the Founders entered into certain loan agreement dated as of June 19, 2018 (the “Loan Agreement’), pursuant to which the Lender shall extend to the Borrower a Loan in the principal amount of US$ 25,000,000.

2.

The Borrower, the Lender and the Security Agent entered into certain Charge over Shares in China Distance Education Holdings Limited (the “Company”) dated as of June 19, 2018 (the “Share Charge’) and certain Additional Share Charge in the Company dated as of August 22, 2018, pursuant to which the Borrower shall provide charge over certain equity securities in the Company to the Security Agent to secure the fulfillment by the Borrower of its obligations to the Lender under the Loan Agreement.

3.

As of the date hereof, the Lender has extended and the Borrower has received the amount of Loans as follows, a total sum of US$6,111,667 (after the deduction of Additional Fee, as defined below) of the Loan under the Loan Agreement (the “Remaining Amount”) has been deposited into Custody Account and has not been provided by Custodian to the Borrower.

Name of Tranche	Drawdown Date	Drawdown Amount (US$)	Amount Deducted or Deposited (US$)	Amount Borrower received (US$)
First Tranche	June 19, 2018	10,000,000	Transaction cost reserve: 100,000	9,900,000
Second Tranche	August 31, 2018	15,000,000	First interest payment: 1,168,333 Additional fee: 220,000 Remaining amount: 6,111,667	7,500,000

4.	The parties hereto desire to amend and supplement the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the Parties agree to enter into and execute this Agreement to amend and/or supplement the Loan Agreement.

Notwithstanding anything to the contrary provided under the Loan Agreement and other Transaction Documents, now this Agreement witnesses as follows:

1.	Definitions. All capitalized terms used and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

2.	Amendment to Section 1.2 of the Loan Agreement. Section 1.2 of the Loan Agreement is hereby amended by:

(i) inserting the following definition between the definitions of “Party or Parties” and “Representatives”:

“Permitted Purpose”                                 Section 2.1

(ii) inserting the following definition between the definitions of “Representatives” and “Second Tranche”:

“RMB Loan Repayment”                         Section 2.1

3.

Amendment to Section 2.1 of the Loan Agreement. Section 2.1 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following, provided that the amendment to Section 2.1 of the Loan Agreement shall not impact the calculation and payment of Interest and Additional Interest.:

2.1 Use of Proceeds. The main purposes of the Loan are to (i) finance the purchase by the Borrower of certain number of Ordinary Shares or ADSs of the Company (the “Securities Purchase”); (ii) repay any and all principal amount, accrued but unpaid interest and other amounts (including without limitation any penalty, default interest and/or damages) outstanding under certain loan agreement (借款协议) entered into by and between ZHU Zhengdong and Beijing Xinyuan Zhitong Technology Co., Ltd. (北京信远智通科技有限公司) dated as of November 21, 2016 (the “RMB Loan Repayment”), and (iii) pay any and all fees and expenses, including legal, accounting and out-of-pocket costs incurred by the Borrowers or the Founders in connection with the transactions contemplated hereunder and under the aforementioned agreements under subsection 2.1(ii)(together with the RMB Loan Repayment, the “Permitted Purpose”). In the event that the market price per share of Ordinary Shares or ADSs shall be higher than the applicable Target Price and as a result the Loan is not fully utilized for the Securities Purchase, any remaining portion of the Loan after the discharge of the RMB Loan Repayment and aforementioned expenses payment in full can be applied by the Borrower for other purposes, provided that the Floating Pledge Ratio shall not be lower than 1.6 on the date of such other application and written consent of the Lender shall have been obtained. Charge over other assets acquired by using the remaining portion of the Loan by the Borrower (the “Additional Assets”) shall be subject to the agreement between the Lender and the Borrower.

4.

Payment of the Remaining Amount. Subject to each of the following conditions precedent have been fulfilled or waived by the Lender in writing and as soon as possible after the date hereof but in no event later than November 8, 2018 (the “Payment Date”), the Lender shall instruct the Custodian to wire the Remaining Amount in full under the Loan Agreement into the bank account designated by the Borrower as set forth in Schedule I attached hereto:

(a)	all ADS purchased on or prior to October 25, 2018 shall have been deposited into the Custody Account and charged in accordance with the Additional Share Charge;

(b)

Each of the parties (other than the Lender) to the Additional Security Agreement (as defined below) shall have executed and delivered such Additional Security Agreement to the Lender, unless waived by the Lender in writing;

(c)	no Event of Default has occurred and is continuing;

(d)	the representations and warranties contained in the Loan Agreement are true and correct in all material aspects as of the date hereof and on the Payment Date.

5.

Covenants. Upon receipt of the Remaining Amount by the Borrower pursuant to Section 4 above, the Borrower shall forward the Remaining Amount to ZHU Zhengdong. Each of the Founders and the Borrower hereby confirms and covenants to the Lender that ZHU Zhengdong shall, and the other Founder and the Borrower shall cause ZHU Zhengdong to, use the Remaining Amount solely for the Permitted Purpose, and evidence of the RMB Loan Repayment shall be provided to the Lender as soon as possible (but no later than five (5) Business Days) after such payment.

Supplemental Share Charge. Each of the Founders and the Borrower hereby confirms and covenants to the Lender, as soon as practicable after the date of RMB Loan Repayment but in any event no later than December 31, 2018 (provided that such date of RMB Loan Repayment shall in any event no later than fifty (50) days on which the Remaining Amount is wired to the account designated by the Borrower), the Borrower shall charge 10,000,000 Ordinary Shares (the “Supplemental Shares”) to the Security Agent as trustee and security agent of the Lender in accordance with the Share Charge and the applicable Laws, including delivering all documents and taking all actions required for Supplemental Shares under clauses 4.1 and 4.2 of Share Charge. Each of the Parties hereby agrees and confirms that upon the completion of the aforementioned charge over the Supplemental Shares, the Supplemental Shares shall be deemed as Charged Ordinary Shares for purpose of calculation of Floating Pledge Ratio under the Loan Agreement.

6.

Additional Security. The Borrowers and the Founders hereby agree to provide additional security with respect to all shares held by ZHU Zhengdong in Beijing Zhengbao Yucai Education Technology Company Limited by Shares (北京正保育才教育科技股份有限公司) as of the date hereof (being 26,700,000 shares)(the “Onshore Charged Shares”) in favor of the Lender or its designated Affiliate(s) in respect of the Loan Agreement (the “Additional Security”, and the share charge agreement (股份质押合同) in respect of the Additional Security is referred to as the “Additional Security Agreement”).

The Additional Security is in addition to and not in substitution for the Share Charge and the Additional Share Charge held by the Lender.

In no event later than ninety (90) days after the date on which the Remaining Amount is wired to the account designated by the Borrower, the Borrower shall charge all Onshore Charged Shares in favor of the Lender or its designated Affiliates in accordance with the Additional Security Agreement and the applicable Laws, including delivering all documents and taking all actions required for Onshore Charged Shares under clauses 4 and 12 of Additional Security Agreement. Each of the Parties hereby agrees and confirms that the Onshore Charged Shares shall have a valuation of RMB 103,208,349.4 (equivalent of US$14,818,991.67)(the “Agreed Valuation”), and upon the completion of the aforementioned charge over the Onshore Charged Shares, the Onshore Charged Shares shall not be deemed as one of the Additional Assets for purpose of calculation of Floating Pledge Ratio under the Loan Agreement, with the market value of the Onshore Charged Shares being the Agreed Valuation.

The Lender shall have the right to waive the Additional Security or decide to release the Onshore Charged Shares in advance, provided that any amount of money received by disposal of Onshore Charged Shares shall be used for the repayment of the Loan or purchasing certain number of Ordinary Shares or ADS of the Company, and prior written consent of Lender for using the above amount of money shall be obtained.

7.

Event of Default. Unless otherwise waived by the Lender in writing, the Borrower or any Founder fails to comply with any of convents in section 5 and 6, and if the failure to comply is capable of remedy, not remedied within ten (10) Business Days of the earlier of (A) the Lender giving notice to the Borrower or such Founder and (B) the Borrower or such Founder becoming aware of the failure to comply, shall be regarded as an Event of Default with respect to the principal amount of US$11,000,000 of the Loan, provided that, notwithstanding anything to the contrary contained herein, the following failure to comply shall not be regarded as an Event of Default (i) if such failure to comply by the Borrower or any Founder is due to the fault of the Lender or its Affiliate(s), and (ii) if the Borrower or any Founder fails to register the Loan Agreement or Additional Security Agreement and the transaction contemplated thereunder with State Administration of Foreign Exchange or any of its competent local branch or any of its designated entities (“SAFE”) pursuant to Provisions on Foreign Exchange Administration of Cross-border Guarantee (跨境担保外汇管理规定) or any other rules and regulations of SAFE.

8.

Financing Fee. The Borrower agrees and covenants to pay to the Lender an additional financing fee of US$220,000 (the “Additional Fee”). The Additional Fee can be deducted by the Lender from the principal amount of the Remaining Amount.

9.

Except as set forth in this Agreement, other provisions of the Loan Agreement are unaffected and shall continue in full force and effect in accordance with its terms. In case there is any conflict between this Agreement and any of the Transaction Documents, the provisions of this Agreement shall prevail.

10.	Sections 13 (Notices), Section 14 (Miscellaneous) and Section 15 (Governing Law and Dispute Resolution) of the Loan Agreement shall be incorporated by reference as part of this Agreement.

[THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement as of the date and year first above written.

BORROWER

For and on behalf of

Champion Shine Trading Limited (凯耀贸易有限公司)

/s/ Zhu Zhengdong

Name:     ZHU Zhengdong

Title:       Director

FOUNDER

by ZHU Zhengdong (朱正东)

/s/ Zhu Zhengdong

[Project Alpha - Signature Page to Supplemental Agreement to Loan Agreement]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement as of the date and year first above written.

FOUNDER

by YIN Baohong (殷保红)

/s/ Yin Baohong

[Project Alpha - Signature Page to Supplemental Agreement to Loan Agreement]

IN WITNESS WHEREOF, the Party hereto has caused its duly authorized representative to execute this Agreement as of the date and year first above written.

LENDER

For and on behalf of

Alpha Mezzanine Investment Limited

/s/ William Hsu

Name:     William Hsu

Title:       Director

[Project Alpha - Signature Page to Supplemental Agreement to Loan Agreement]

SCHEDULE I

Bank Account designated by the Borrower

Receiving Account Bank:	Citibank, New York

Receiving Account Holder:	Morgan Stanley (for further credit to Champion Shine Trading Limited (Morgan Stanley Account Number: 662160613)

Receiving Account Number:	40611172

SWIFT:	CITIUS33

Schedule I to the Supplemental Agreement to Loan Agreement